Exhibit 99

Acadia Healthcare Reports First Quarter 2020 Results

Withdraws Full-Year 2020 Guidance Due To COVID-19 Uncertainty

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 4, 2020--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the first quarter ended March 31, 2020, and provided an update on the impact of the COVID-19 pandemic.

Clinical and Operating Response to COVID-19

Throughout the COVID-19 crisis, Acadia’s top priorities have been and continue to be the health and safety of our patients and employees. The Company’s 40,000 employees are providing care to approximately 75,000 patients daily across our network of 588 facilities in the U.S., U.K. and Puerto Rico. In the weeks and months ahead, behavioral healthcare providers like Acadia will continue to play an essential role in caring for patients who need treatment. Our strong local leadership and staff in our facilities are very focused on meeting that demand and providing our patients with high-quality care. In response to the COVID-19 pandemic, the Company has taken the following actions, among others:

  The Company implemented recommended precautionary measures to ensure the ongoing safety and well-being of everyone in our facilities. These steps include applying robust screening procedures for all patients and employees, restricting or suspending visitor access to our facilities, and limiting group therapy, among many others.
  All facilities are closely following infectious disease protocols, as well as recommendations by the CDC and local health officials.
  In support of stay-at-home orders, the Company increased utilization of technologies to better serve market demand, including telehealth options for patients and virtual visitations for families.
  The Company developed additional supply chain management processes, including extensive tracking and delivery of key personal protective equipment (PPE) and supplies, and sharing resources across all of our facilities.
  The Company established a taskforce of key leaders that meets daily to address concerns, develop action plans and monitor responses throughout our facilities.
  The Company commenced a national behavioral health crisis hotline designed to offer immediate assistance to anyone in need of mental health or addiction treatment. The centralized 24/7 crisis line, 1-833-TREATBH, offers immediate, no-charge, clinically approved assessments to support underserved communities and connect patients with the treatment they need.

First Quarter Results

Revenue was $782.8 million for the first quarter, up 2.9% from $760.6 million from the first quarter of 2019. Net income attributable to Acadia stockholders for the first quarter of 2020 was $33.5 million, or $0.38 per diluted share, compared to net income of $29.5 million, or $0.34 per diluted share, for the first quarter of 2019.

Results for the first quarter of 2020 include transaction-related expenses of $3.5 million and the income tax effect of adjustments to income of $0.3 million. Adjusted income attributable to Acadia stockholders per diluted share was $0.42 for the first quarter of 2020. A reconciliation of all non-GAAP financial results in this press release appears beginning on page 10.

Acadia’s consolidated adjusted EBITDA for the first quarter of 2020 was $132.8 million, compared to $136.0 million for the first quarter of 2019.

U.S. same facility revenue increased 4.1%, including a 2.9% increase in patient days and a 1.2% increase in revenue per patient day, compared to the first quarter of 2019. U.S. same facility EBITDA margin was 24.1% for the first quarter of 2020.

For the U.K. operations, same facility revenue increased 1.9% for the first quarter of 2020 from the first quarter last year, reflecting a 3.0% increase in revenue per patient day partially offset by a 1.0% decrease in patient days. U.K. same facility EBITDA margin was 14.9% for the first quarter of 2020.

Debbie Osteen, Chief Executive Officer of Acadia Healthcare Company, remarked, “We are pleased with our performance for the quarter. Our first quarter results met our expectations despite the challenging environment in the latter part of the quarter. For our U.S. operations, same facility patient days increased more than 4% through the first two months of the year compared to the prior year. The COVID-19 pandemic affected our business starting in late March and caused same facility patient day volumes to decline 3% in the last two weeks of the month relative to the same period last year. Similarly, in the U.K., same facility patient days were flat through the first two months of 2020 and then declined 3% in the last two weeks of March compared to the same period last year.”

U.S. Update

In April, the Company continued to experience declines in volumes that management believes resulted from a number of temporary factors related to the COVID-19 pandemic, including the impact of the pandemic on traditional referral sources such as emergency rooms and medical professionals; the stay-at-home orders implemented by many states; and various travel restrictions, which adversely affected certain facilities with national referral networks. In the month of April, our volumes declined 7% compared to last year, reflecting continuing deterioration in the first two weeks of the month with signs of stabilization and improvement during the last two weeks. The demand for our services remains strong across the portfolio, and we expect to see continued improvement as restrictions are lifted.

U.K. Update

Beginning in late March, our U.K. operations also faced temporary disruptions from the impact of stay‑at‑home orders on the referral and commissioning process. While the volume impact in the U.K. has been limited due to the longer length of stay for many of our service lines, certain services with a shorter length of stay have been impacted. While we believe the interest from potential buyers remains strong, the sale process of our U.K. business remains temporarily suspended until market conditions recover.

COVID-19 Guidance Update

The full impact of COVID-19 on the Company’s operations and financial results during 2020 will depend on, among other things, the length of time and severity of the pandemic, the lifting of stay-at-home orders and state restrictions, the timing and phasing of the economic reopening, and the willingness of patients to travel. We cannot reasonably estimate the impact that these factors will have on our financial results for 2020 at this time. As a result of these factors and the general uncertainty related to the COVID-19 pandemic, Acadia today is withdrawing its 2020 financial guidance previously issued in its earnings release dated February 27, 2020. The Company continues to be confident of its long-term growth opportunities based on the increasing need for mental health and addiction treatment services.

Cash and Liquidity

Acadia’s balance sheet remains strong with ample liquidity and capital to invest in and grow our business. As of March 31, 2020, the Company had $81 million in cash and cash equivalents plus availability under our $500 million revolving credit facility. Additionally, the payments described below relating to the Coronavirus Aid, Relief, and Economic Security (CARES) Act are expected to provide approximately $100 million of incremental cash during the second quarter of 2020.

As announced in our current report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2020, the Company amended its amended and restated credit agreement dated as of December 31, 2012, to increase the maximum covenant levels for the Company’s consolidated leverage ratio from 5.75x to 6.50x for the quarters ended June 30, 2020 and September 30, 2020 and from 5.50x to 6.25x for the quarter ended December 31, 2020. The amended credit agreement provides greater near-term financial flexibility in light of the ongoing COVID-19 pandemic.

As part of our ongoing review of the business and efforts to enhance our financial flexibility, the Company has taken a number of actions including implementing certain cost reduction initiatives at the facility and corporate level. Management also conducted a thorough evaluation of all capital expenditure projects planned for 2020. The Company has elected to decrease its 2020 expansion capital expenditures by $35 million, from the initial range of $240 to $260 million to a revised range of $205 to $225 million. Additional capital deployment actions will be evaluated by management.

“We continue to make prudent investments to serve our patients’ needs, ensure the safety and well-being of everyone in our facilities, and prepare for the mental and emotional impacts that this pandemic could produce in the months ahead. We added 78 beds to our U.S. operations during the first quarter. We are working to open three de novos facilities later in 2020, including two facilities with joint venture partners. We believe that the demand for mental health and substance use treatment is not discretionary or elective, and we are positioning the Company to meet the long-term demand,” added Osteen.

The Coronavirus Aid, Relief, and Economic Security Act

The Company is closely monitoring the impact of legislative actions including the passing into law of the CARES Act in late March and believes it will benefit from the following portions of the recent legislation.

  Reimbursement to Hospitals & Healthcare Providers: A “Public Health and Social Services Emergency Fund” of $100 billion has been established to prevent, prepare for, and respond to COVID-19 by reimbursing, through grants or other mechanisms, eligible healthcare providers for expenses or lost revenues that are attributable to COVID-19. An additional $75 billion was approved in April 2020. Acadia received approximately $20 million of the initial funds distributed in April and is evaluating the impact of these and any additional payments.
  Medicare Accelerated and Advance Payment Program: Medicare has offered advance payments equal to our Medicare revenue for a three-month period. Acadia applied for and received approximately $45 million of advance payments in April 2020, which the Company expects to repay over a three-month period from August to November 2020.
  Temporary Suspension of Medicare Sequestration: Medicare claim reimbursements have been automatically reduced by 2% through Medicare sequestration. The lifting of the 2% reduction from May 1, 2020 to December 31, 2020 results in an expected earnings and cash benefit of approximately $3 million in 2020.
  Delay of Payment of Employer Payroll Taxes: The employer portion of Social Security payroll taxes for the period from March 27, 2020 to December 31, 2020 can be deferred and paid in two equal installments at the end of 2021 and 2022, resulting in an expected cash benefit of approximately $39 million for 2020.
  Interest Deductibility Limitation: As part of The Tax Cuts and Jobs Act of 2017, the Company’s interest deduction was limited to 30% of the Adjusted Taxable Income. Within the CARES Act, this interest expense deduction threshold was increased to 50% of Adjusted Taxable Income for the 2019 and 2020 tax years, making Acadia's interest expense fully deductible. This change provides a cash flow benefit in the form of refunds and/or lower tax payments of approximately $16 million related to our 2019 interest expense and between $15 million and $20 million for the related to the 2020 interest expense.

Acadia’s Commitment to Our Communities

“These are difficult times for everyone. Mental health and addiction issues have not subsided – and likely increased – during this crisis. Acadia will continue to answer the calls for help from our vulnerable and at‑risk populations, while taking all recommended precautions to keep everyone in our facilities safe. Looking ahead, we believe there will be a significant need for our services as the spread of this virus is curtailed and society begins to recover from the effects of the state and local shutdowns. We have the resources, care options and network to meet that demand. We have strong local leadership and staff in our facilities who continue to support and provide our patients with high-quality care every day. We remain well-positioned in the markets that we serve and will continue to make disciplined capital allocations to support market demand and grow our business in the future,” concluded Osteen.

Acadia will hold a conference call to discuss its first quarter financial results at 9:00 a.m. Eastern Time on Tuesday, May 5, 2020. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through May 19, 2020.

About Acadia

Acadia is a leading provider of behavioral healthcare services. As of March 31, 2020, Acadia operated a network of 588 behavioral healthcare facilities with approximately 18,200 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This news release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, the continuing reduction in our inpatient and outpatient volumes; increased costs relating to labor, supply chain and other expenditures; and increased difficulty in collecting patient accounts receivable as the unemployment rate and number of underinsured and uninsured patients rise; (ii) potential difficulties operating our business in light of political and economic instability in the U.K. and globally relating to the U.K.’s departure from the European Union; (iii) the impact of fluctuations in foreign exchange rates, including the devaluation of the British Pound Sterling (GBP) relative to the U.S. Dollar (USD); (iv) Acadia’s efforts to sell its U.K. operations may not result in any definitive transaction or enhance stockholder value; (v) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (vi) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (vii) potential reductions in payments received by Acadia from government and third-party payors; (viii) the occurrence of patient incidents, governmental investigations and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (ix) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements, as well as risks associated with disruptions in the financial markets and financial institutions due to the COVID-19 pandemic; and (x) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands, except per share amounts)

Revenue	$782,810	$760,617

Salaries, wages and benefits (including equity-based compensation expense of $4,979 and $6,101, respectively)	440,316	429,579
Professional fees	63,300	57,007
Supplies	31,971	29,957
Rents and leases	20,824	20,307
Other operating expenses	98,529	93,865
Depreciation and amortization	41,680	40,580
Interest expense, net	42,785	48,130
Transaction-related expenses	3,549	4,321
Total expenses	742,954	723,746
Income before income taxes	39,856	36,871
Provision for income taxes	5,789	7,360
Net income	34,067	29,511
Net income attributable to noncontrolling interests	(604)	(40)
Net income attributable to Acadia Healthcare Company, Inc.	$33,463	$29,471

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$0.38	$0.34
Diluted	$0.38	$0.34

Weighted-average shares outstanding:
Basic	87,765	87,505
Diluted	87,971	87,694

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2020	2019
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$81,004	$124,192
Accounts receivable, net	339,505	339,775
Other current assets	82,443	78,244
Total current assets	502,952	542,211
Property and equipment, net	3,151,739	3,224,034
Goodwill	2,426,700	2,449,131
Intangible assets, net	89,052	90,357
Deferred tax assets	3,307	3,339
Operating lease right-of-use assets	476,028	501,837
Other assets	68,217	68,233
Total assets	$6,717,995	$6,879,142

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$196,072	$43,679
Accounts payable	134,693	127,045
Accrued salaries and benefits	114,790	122,552
Current portion of operating lease liabilities	29,671	29,140
Other accrued liabilities	104,358	141,160
Total current liabilities	579,584	463,576
Long-term debt	2,944,820	3,105,420
Deferred tax liabilities	85,405	71,860
Operating lease liabilities	474,746	502,252
Derivative instrument liabilities	9,015	68,915
Other liabilities	126,767	128,587
Total liabilities	4,220,337	4,340,610
Redeemable noncontrolling interests	33,491	33,151
Equity:
Common stock	878	877
Additional paid-in capital	2,561,218	2,557,642
Accumulated other comprehensive loss	(493,138)	(414,884)
Retained earnings	395,209	361,746
Total equity	2,464,167	2,505,381
Total liabilities and equity	$6,717,995	$6,879,142

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Operating activities:
Net income	$34,067	$29,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,680	40,580
Amortization of debt issuance costs	3,050	2,888
Equity-based compensation expense	4,979	6,101
Deferred income taxes	11,286	(666)
Other	(107)	2,187
Change in operating assets and liabilities:
Accounts receivable, net	(2,828)	(11,980)
Other current assets	(19,131)	(5,875)
Other assets	(1,096)	295
Accounts payable and other accrued liabilities	(21,755)	(15,701)
Accrued salaries and benefits	(6,030)	(5,849)
Other liabilities	1,431	2,182
Net cash provided by operating activities	45,546	43,673

Investing activities:
Cash paid for acquisitions, net of cash acquired	-	(40,400)
Cash paid for capital expenditures	(69,547)	(69,248)
Cash paid for real estate acquisitions	(3,149)	(1,066)
Proceeds from sale of property and equipment	207	928
Other	(1,672)	(315)
Net cash used in investing activities	(74,161)	(110,101)

Financing activities:
Borrowings on revolving credit facility	-	71,573
Principal payments on long-term debt	(10,621)	(8,246)
Common stock withheld for minimum statutory taxes, net	(1,402)	(1,327)
Distributions to noncontrolling interests	(264)	-
Other	(1,143)	(3,497)
Net cash (used in) provided by financing activities	(13,430)	58,503

Effect of exchange rate changes on cash	(1,143)	1,099

Net decrease in cash and cash equivalents	(43,188)	(6,826)
Cash and cash equivalents at beginning of the period	124,192	50,510
Cash and cash equivalents at end of the period	$81,004	$43,684

Effect of acquisitions:
Assets acquired, excluding cash	$-	$44,028
Liabilities assumed	-	(3,628)
Cash paid for acquisitions, net of cash acquired	$-	$40,400

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended March 31,
	2020	2019	% Change
Same Facility Results (a,c)
Revenue	$750,454	$725,999	3.4%
Patient Days	1,138,733	1,125,625	1.2%
Admissions	44,672	44,466	0.5%
Average Length of Stay (b)	25.5	25.3	0.7%
Revenue per Patient Day	$659	$645	2.2%
EBITDA margin	21.1%	22.1%	-100 bps

U.S. Same Facility Results (a)
Revenue	$501,151	$481,410	4.1%
Patient Days	646,314	628,171	2.9%
Admissions	42,470	42,082	0.9%
Average Length of Stay (b)	15.2	14.9	1.9%
Revenue per Patient Day	$775	$766	1.2%
EBITDA margin	24.1%	25.0%	-90 bps

U.K. Same Facility Results (a,c)
Revenue	$249,303	$244,589	1.9%
Patient Days	492,419	497,454	-1.0%
Admissions	2,202	2,384	-7.6%
Average Length of Stay (b)	223.6	208.7	7.2%
Revenue per Patient Day	$506	$492	3.0%
EBITDA margin	14.9%	16.3%	-140 bps

U.S. Facility Results
Revenue	$509,217	$487,960	4.4%
Patient Days	658,002	640,324	2.8%
Admissions	43,603	42,252	3.2%
Average Length of Stay (b)	15.1	15.2	-0.4%
Revenue per Patient Day	$774	$762	1.6%
EBITDA margin	23.6%	24.4%	-80 bps

U.K. Facility Results (c)
Revenue	$273,593	$268,059	2.1%
Patient Days	657,269	664,393	-1.1%
Admissions	2,618	2,758	-5.1%
Average Length of Stay (b)	251.1	240.9	4.2%
Revenue per Patient Day	$416	$403	3.2%
EBITDA margin	13.2%	14.7%	-150 bps

Total Facility Results (c)
Revenue	$782,810	$756,019	3.5%
Patient Days	1,315,271	1,304,717	0.8%
Admissions	46,221	45,010	2.7%
Average Length of Stay (b)	28.5	29.0	-1.8%
Revenue per Patient Day	$595	$579	2.7%
EBITDA margin	20.0%	20.9%	-90 bps

(a) Results for the periods presented exclude the elderly care division of our U.K. operations and certain closed services.
(b) Average length of stay is defined as patient days divided by admissions.
(c) Revenue and revenue per patient day for the three months ended March 31, 2019 is adjusted to reflect the foreign currency exchange rate for the comparable period of 2020 in order to eliminate the effect of changes in the exchange rate. The exchange rate used in the adjusted revenue and revenue per patient day amounts for the three months ended March 31, 2019 is 1.28.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$33,463	$29,471
Net income attributable to noncontrolling interests	604	40
Provision for income taxes	5,789	7,360
Interest expense, net	42,785	48,130
Depreciation and amortization	41,680	40,580
EBITDA	124,321	125,581

Adjustments:
Equity-based compensation expense (a)	4,979	6,101
Transaction-related expenses (b)	3,549	4,321
Adjusted EBITDA	$132,849	$136,003

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income Attributable to Acadia Healthcare Company, Inc. to
Net Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$33,463	$29,471

Adjustments to income:
Transaction-related expenses (b)	3,549	4,321
Income tax effect of adjustments to income (c)	(344)	549
Adjusted income attributable to Acadia Healthcare Company, Inc.	$36,668	$34,341

Weighted-average shares outstanding - diluted	87,971	87,694

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.42	$0.39

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, and Adjusted income, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense and transaction-related expenses. We define Adjusted income as net income (loss) adjusted for transaction-related expenses and income tax effect of adjustments to income.

EBITDA, Adjusted EBITDA, and Adjusted income are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA, and Adjusted income are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA, and Adjusted income may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, and Adjusted income in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA, and Adjusted income when reporting their results. Our presentation of EBITDA, Adjusted EBITDA, and Adjusted income should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, U.K. sale, strategic review, management transition and other similar costs.

(c) Represents the income tax effect of adjustments to income based on tax rates of 14.3% and 16.6% for the three months ended March 31, 2020 and 2019, respectively.

Contacts

Gretchen Hommrich
Director, Investor Relations
(615) 861-6000